Exhibit 10.4

PARENT SUPPORT AGREEMENT

THIS PARENT SUPPORT AGREEMENT, dated as of June 2, 2025 (this “Agreement”), is made by and among Viper Energy, Inc., a Delaware corporation (“Parent”), New Cobra Pubco, Inc., a Delaware corporation (“New Parent”), Diamondback Energy, Inc., a Delaware corporation (“Domingo”), Diamondback E&P LLC, a Delaware limited liability company, and Endeavor Energy Resources, L.P., a Texas limited partnership (collectively, the “Holders”), and Sitio Royalties Corp., a Delaware corporation (the “Company”). Certain terms used herein but not otherwise defined shall have the meaning ascribed to such terms in the Merger Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, Parent, New Parent, Viper Energy Partners LLC, a Delaware limited liability company (“Cobra Opco”), Sitio Royalties Operating Partnership, LP, a Delaware limited partnership (“Scorpion Opco”), Cobra Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Parent (“Cobra Merger Sub”), Scorpion Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of New Parent (“Scorpion Merger Sub”), and the Company have entered into an Agreement and Plan of Merger dated as of June 2, 2025 (as the same may be amended or supplemented from time to time, the “Merger Agreement”), providing for, among other things, (i) the merger of Scorpion Merger Sub with and into the Company (the “Scorpion Pubco Merger”), (ii) the merger of Cobra Merger Sub with and into Parent (the “Cobra Pubco Merger” and, together, with the Scorpion Pubco Merger, the “Pubco Mergers”) and (iii) the merger of Scorpion Opco with and into Cobra Opco (the “Opco Merger” and, together with the Pubco Mergers, the “Mergers”);

WHEREAS, Section 8.1 of Parent’s Certificate of Incorporation (the “Parent Charter”) provides that the Parent Stockholders may act in lieu of a duly called meeting; provided that the Board of Directors of Parent (the “Parent Board”) approves in advance the taking of such action by means of written consent of the stockholders;

WHEREAS, the Parent Board, at a meeting duly called and held by unanimous vote, has (i) determined that the Merger Agreement and the transactions contemplated thereby, including the Cobra Pubco Merger, are fair to, and in the best interests of, the Parent Stockholders, (ii) approved, adopted and declared advisable the Merger Agreement and the transactions contemplated thereby, including the Cobra Pubco Merger, (iii) resolved to recommend that the Parent Stockholders approve and adopt the Merger Agreement and the transactions contemplated hereby, including the Cobra Pubco Merger, and (iv) authorized action by written consent of the Parent Stockholders on the foregoing matters;

WHEREAS, the Holders are, collectively, the Beneficial Owners (as defined below) of no shares of Parent Class A Common Stock, 155,058,093 shares of Parent Class B Common Stock and 155,058,093 Cobra Opco Units (collectively, the “Securities”);

WHEREAS, concurrently with the execution and delivery of the Merger Agreement, and as a condition and an inducement to Parent and the Company entering into the Merger Agreement, the Holders are entering into this Agreement; and

WHEREAS, Parent and the Company desire that the Holders agree, and the Holders are willing to agree, subject to the limitations herein, to the terms and conditions contained herein so as to facilitate consummation of the Mergers and the other transactions contemplated by the Merger Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

GENERAL

1.1 Definitions. Capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement, and, as used in this Agreement, the following terms shall have the following meanings:

“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstance). For the avoidance of doubt, Beneficially Own and Beneficial Ownership shall also include record ownership of securities.

“Beneficial Owners” shall mean Persons who Beneficially Own the referenced securities.

“Transfer” means (a) any direct or indirect offer, sale, lease, assignment, encumbrance, loan, pledge, grant of a security interest, hypothecation, disposition or other similar transfer (by operation of law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, loan, pledge, hypothecation, disposition or other transfer (by operation of law or otherwise), of any Securities owned by Holders (whether beneficially or of record), including in each case through the Transfer of any Person or any interest in any Person (excluding, for the avoidance of doubt, any transfers of any publicly traded securities in Domingo), (b) in respect of any Securities of the Company or Scorpion Opco or interest in any Securities of the Company or Scorpion Opco, to enter into any swap or any other agreement, transaction or series of transactions that transfers to another, in whole or in part, any of the economic consequences of ownership of any such Securities, whether any such transaction is to be settled by delivery of any such Securities, in cash or otherwise or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

ARTICLE II

AGREEMENT TO RETAIN SECURITIES

2.1 Transfer and Encumbrance of Securities.

(a) Subject to the other clauses of this Section 2.1, from the date of this Agreement until the date that is ninety (90) days following the Closing Date (the “Restricted Period”), the Holders shall not Transfer any Securities.

(b) From and after the Closing, the Holders shall be permitted to collectively Transfer an amount of Securities equal to 15,505,809 (the “Permitted Transfer Cap”).

(c) The restrictions set forth in this Article II shall not apply to, and the following shall not count toward the Permitted Transfer Cap (but only so long as such Transfer complies with the proviso at the end of this clause (c)):

(i) Transfers to an Affiliate of a Holder so long as such Affiliate is treated as either (A) an entity disregarded as separate from such Holder (or such Holder’s regarded tax owner) for U.S. federal income tax purposes or (B) a member of the affiliated group (as defined in Section 1504(a) of the Code) electing to file consolidated federal income tax returns of which Domingo is the common parent;

(ii) Transfers by virtue of the laws of the states of the Holders’ organization and the Holders’ respective Organizational Documents upon dissolution of any Holder;

(iii) the conversion or exchange of the Securities at the Pubco Merger Effective Time in accordance with the Merger Agreement; and

(iv) prior to the Closing, the exchange of shares of Parent Class B Common Stock, together with an equal number of Cobra Opco Units, for shares of Parent Class A Common Stock and, from and after the Closing, the exchange of shares of New Parent Class B Common Stock, together with an equal number of Cobra Opco Units, for shares of New Parent Class A Common Stock.

provided, however, that in the case of clauses (i)-(iv), the permitted transferees, if any, must enter into a written agreement, in substantially the form of this Agreement and reasonably satisfactory to (x) prior to the Closing, the Company and (y) following the Closing, the Independent Directors, agreeing to be bound by the provisions of this Agreement, including this Section 2.1.

(d) In the event that, from and after the Closing, any Holder delivers to the New Parent Board a written opinion, in form and substance reasonably acceptable to the Independent Directors, from a nationally recognized law firm to the effect that, on the basis of the facts, representations and assumptions set forth or referred to in such opinion, that a Transfer of Securities by the Holders should not cause the transfers of Parent Common Stock and Company Class A Common Stock to New Parent in exchange for the applicable New Parent Common Stock pursuant to the Pubco Mergers, taken together, to fail to constitute a transaction described in Section 351 of the Code, the Holders shall be permitted to Transfer such Securities and the restrictions set forth in this Article II shall not apply to any such Transfer.

(e) For purposes of this Agreement, “Securities” shall include (i) any shares of Parent Class A Common Stock resulting from an exchange, however effected, of shares of Parent Class B Common Stock and/or corresponding Cobra Opco Units for shares of Parent Class A Common Stock and (ii) from and after the Closing, the Securities into which the Parent Common Stock is converted under the Merger Agreement and any shares of New Parent Class A Common Stock resulting from an exchange, however effected, of shares of New Parent Class B Common Stock and/or corresponding Cobra Opco Units for shares of New Parent Class A Common Stock.

2.2 Additional Purchases; Adjustments. Each Holder agrees that any shares of Parent Common Stock or Cobra Opco Units (or, from and after Closing, New Parent Common Stock) and any other shares of capital stock or other equity securities of Parent or Cobra Opco (or, from and after Closing, New Parent) that it purchases or otherwise acquires after the execution of this Agreement and prior to the expiration of the Restricted Period shall be subject to the terms and conditions of this Agreement to the same extent as if such shares of capital stock or other equity securities constituted Securities as of the date hereof. In the event of any stock split, stock dividend, merger, reorganization, recapitalization, reclassification, combination, exchange of shares or the like of the capital stock of Parent (or, from and after Closing, New Parent) affecting the Securities, the terms of this Agreement shall apply to the resulting securities.

2.3 Unpermitted Transfers; Involuntary Transfers. Any Transfer or attempted Transfer of any Securities in violation of this Article II shall, to the fullest extent permitted by Law, be null and void ab initio. In furtherance of the foregoing, each Holder hereby authorizes and instructs Parent (and, from and after the Closing, New Parent) to instruct, and Parent (and from and after the Closing, New Parent) shall so instruct its transfer agent to enter a stop transfer order with respect to all of the Securities to comply with the terms of Section 2.1, subject to the exceptions set forth therein. If any involuntary Transfer of any of the Holders’ Securities shall occur, the transferee (which term, as used herein, shall include any and all transferees and subsequent transferees of the initial transferee) shall take and hold such Securities subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until valid termination of this Agreement.

2.4 Parent Enforcement Post-Closing. From and after the Closing, the rights of Parent and New Parent under this Agreement shall be entitled to be enforced by the directors on the New Parent Board who are not also directors, officers or employees of the Holders or any of their Affiliates (the “Independent Directors”).

ARTICLE III

ADDITIONAL COVENANTS

3.1 HSR Act. The Holders shall comply with Section 6.8 of the Merger Agreement as if such Holders were “Parent” thereunder, subject to the terms, conditions and limitations set forth therein applied mutatis mutandis to the Holders.

3.2 Takeover Laws. If any Takeover Law may become, or may purport to be, applicable to the Mergers or any other transactions contemplated by the Merger Agreement, each Holder and its Affiliates shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated by the Merger Agreement may be consummated as promptly as practicable on the terms contemplated thereby and otherwise act to eliminate or minimize the effects of such statute or regulation on the transactions contemplated thereby.

3.3 Tax-Related Matters. Each Holder shall cooperate with the Parties and their respective Tax advisors and use its reasonable best efforts (a) in order for each of the Closing Tax Opinions to be issued and (b) in connection with the issuance to New Parent, Parent, Cobra Opco, the Company or Scorpion Opco of any Tax opinion or advice by its counsel or other Tax advisors relating to the Tax consequences of the Transactions, including any such opinion to be filed in connection with the Registration Statement or the Joint Information Statement/Proxy Statement/Prospectus. In connection with the Closing Tax Opinions and any other Tax opinion to be issued to any of the Parties related to the Tax consequences of the Transactions, if requested, each Holder shall deliver to Company Counsel, Parent Counsel or such other counsel, as may be applicable, one or more duly authorized and executed officer’s certificates, dated as of the Closing Date (and, if requested, dated as of such additional dates as may be necessary in connection with the preparation, filing and delivery of the Registration Statement or the Joint Information Statement/Proxy Statement/Prospectus or such other dates as may be applicable), containing such representations, warranties and covenants reasonably requested by the relevant counsel to enable it to render its opinion, including a representation consistent with the representation in Section 5.1(f). In addition, each Holder shall provide such other information as reasonably requested by the relevant counsel for purposes of rendering its opinion.

ARTICLE IV

ADDITIONAL AGREEMENTS

4.1 Waiver of Certain Actions. Each Holder agrees not to commence or participate in, and to take all actions necessary to opt out of, any class action with respect to, any claim, derivative or otherwise, against New Parent, Parent, the Company, any of their respective Affiliates or successors or any of their respective directors, managers or officers (a) challenging the validity of, or seeking to enjoin or delay the operation of, any provision of this Agreement or the Merger Agreement (including any claim seeking to enjoin or delay the closing of the Mergers) or (b) alleging a breach of any duty of the Parent Board (or the board of directors of any subsidiaries of Parent) in connection with the Merger Agreement, this Agreement or the transactions contemplated thereby or hereby.

4.2 No Short Sales. Each Holder agrees that, during the Restricted Period, no Holder nor any person or entity acting on behalf of any Holder or pursuant to any understanding with each Holder will engage in any Short Sales with respect to securities of Parent or the Company (or, from and after the Closing, New Parent). For the purposes hereof, “Short Sales” shall mean all “short sales” as defined in Rule 200 promulgated under Regulation SHO under the Securities Exchange Act of 1934, as amended, and all short positions effected through any direct or indirect stock pledges (other than pledges in the ordinary course of business as part of prime brokerage arrangements), forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), short or other short transactions through non-U.S. broker dealers or foreign regulated brokers.

4.3 Fiduciary Duties. Each Holder is entering into this Agreement solely in its capacity as the record or Beneficial Owner of the Securities and nothing herein is intended to or shall limit or affect any actions taken by any of its designees serving in his or her capacity as a director or officer of Parent or New Parent (or any Subsidiary of Parent or New Parent). The taking of any actions (or failures to act) by any such Holder’s designees serving as a director or officer of Parent or New Parent (or any Subsidiary of Parent or New Parent) (in such capacity as a director or officer) shall not be deemed to constitute a breach of this Agreement.

4.4 Waiver of Appraisal Rights. Each Holder irrevocably and unconditionally waives any appraisal or dissenter’s rights that it may have in connection with the Cobra Pubco Merger and the Opco Merger.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF HOLDERS

5.1 Representations and Warranties. The Holders, jointly and severally, hereby represent and warrant as follows:

(a) Ownership. Each Holder has, with respect to the Securities, and at all times during the term of this Agreement will continue to have, Beneficial Ownership of, good and valid title to the Securities, except for transfers of the Securities permitted by Article II. As of the date hereof, the Securities constitute all of the shares of Parent Common Stock and Cobra Opco Units and any other equity securities of Parent and Cobra Opco owned of record or beneficially by each Holder. As of the date hereof, other than this Agreement, the Organizational Documents of Cobra Opco and any exchange agreement with Cobra Opco to which any Holder is a party, (i) there are no agreements or arrangements of any kind, contingent or otherwise, to which any Holder is a party obligating it to Transfer or cause to be Transferred to any person any of the Securities and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of the Securities.

(b) Organization; Authority. Each Holder is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation. Each Holder has full power and authority and is duly authorized to make, enter into and carry out the terms of this Agreement and to perform its obligations hereunder. This Agreement has been duly and validly executed and delivered by each Holder and (assuming due authorization, execution and delivery by the Company, Parent and New Parent) constitutes a valid and binding agreement of each Holder, enforceable against it in accordance with its terms (except in all cases as such enforceability may be limited by Creditors’ Rights), and no other action is necessary to authorize the execution and delivery by each Holder or the performance of its obligations hereunder.

(c) No Violation. The execution, delivery and performance by each Holder of this Agreement will not (i) violate any provision of any Law applicable to such Holder; (ii) violate any order, judgment or decree applicable to such Holder or any of its Affiliates; or (iii) conflict with, or result in a breach or default under, any agreement or instrument to which such Holder or any of its Affiliates is a party or any term or condition of its certificate of formation, limited liability company agreement or comparable Organizational Documents, as applicable, except where such conflict, breach or default would not reasonably be expected to, individually or in the aggregate, have an adverse effect on such Holder’s ability to satisfy its obligations hereunder.

(d) Consents and Approvals. The execution and delivery by each Holder of this Agreement does not, and the performance of each Holder’s obligations hereunder do not, require such Holder or any of its Affiliates to obtain any consent, approval, authorization or permit of, or to make any filing with or notification to, any person or Governmental Entity, except such filings and authorizations as may be required under the Exchange Act.

(e) Absence of Litigation. To the knowledge of each Holder, as of the date hereof, there is no Proceeding pending against, or threatened in writing against, such Holder that would prevent the performance by such Holder of its obligations under this Agreement or to consummate the transactions contemplated hereby or by the Merger Agreement, including the Mergers, on a timely basis.

(f) Tax-Related Matters. No Holder (i) is a party to any agreement, arrangement, or understanding to sell, exchange or otherwise dispose of any Securities or (ii) has any present plan or intention to sell, exchange, or otherwise dispose of any Securities.

ARTICLE VI

MISCELLANEOUS

6.1 No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in Parent, New Parent or the Company any direct or indirect ownership or incidence of ownership of or with respect to the Securities. All rights, ownership and economic benefits of and relating to the Securities shall remain vested in and belong to the Holders, as applicable, and Parent, New Parent and the Company shall not have any authority to manage, direct, restrict, regulate, govern or administer any of the policies or operations of the Holders or exercise any power or authority to direct the Holders in the voting or disposition of any Securities, except as otherwise expressly provided herein.

6.2 Disclosure. The Holders consent to and authorize the publication and disclosure by the Company, Parent and New Parent of the Holders’ identities and holdings of Securities, and the terms of this Agreement (including, for avoidance of doubt, the disclosure of this Agreement), in any press release, the Registration Statement, including the Joint Information Statement/Proxy Statement/Prospectus, as applicable, and any other disclosure document required in connection with the Merger Agreement, the Mergers and the transactions contemplated by the Merger Agreement.

6.3 Termination. This Agreement shall terminate at the earliest of (i) the date the Merger Agreement is validly terminated in accordance with its terms (if prior to the Closing), (ii) the expiration of the Restricted Period and (iii) mutual consent of the parties hereto (if prior to the Closing) (such date, the “Termination Date”). Neither the provisions of this Section 6.2 nor the termination of this Agreement shall relieve (x) any party hereto from any liability of such party to any other party incurred prior to such termination or (y) any party hereto from any liability to any other party arising out of or in connection with a breach of this Agreement. Nothing in the Merger Agreement shall relieve the Holders from any liability arising out of or in connection with a breach of this Agreement.

6.4 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the Holders, Parent, New Parent and the Company.

6.5 Extension; Waiver. At any time prior to the expiration of the termination of this Agreement in accordance with Section 6.2, the parties may, to the extent legally allowed:

(a) extend the time for the performance of any of the obligations or acts of the other party hereunder;

(b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto; or

(c) waive compliance with any of the agreements or conditions of the other party contained herein;

provided, that, in each case, such waiver is made in writing and signed by the party (or parties) against whom the waiver is to be effective.

Notwithstanding the foregoing, no failure or delay by the Company, Parent or New Parent in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise of any other right hereunder. No agreement on the part of a party to any such extension or waiver shall be valid unless set forth in an instrument in writing signed on behalf of such party.

6.6 Expenses. All fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees or expenses, whether or not the Mergers are consummated.

6.7 Notices. All notices, requests and other communications to any party under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) if delivered in person; (b) if transmitted by electronic mail (“email”) (but only if confirmation of receipt of such email is requested and received; provided, that each notice party shall use reasonable best efforts to confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows:

(i) if to the Holders, to:

c/o Diamondback Energy, Inc. 500 West Texas Ave., Suite 1200
Midland, TX 79701

Attention:	Kaes Van’t Hof, Chief Executive Officer
Matt Zmigrosky, Executive Vice President, General Counsel and Secretary
Email:	KVantHof@DiamondbackEnergy.com
MZmigrosky@DiamondbackEnergy.com

with a required copy to (which copy shall not constitute notice):

Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, NY 10019
Attention:	Zachary S. Podolsky
Email:	ZSPodolsky@wlrk.com

(ii) if to Parent or, following the Closing, the Company, to:

Viper Energy, Inc. 500 West Texas Ave., Suite 100
Midland, TX 79701
Attention:	Kaes Van’t Hof, Chief Executive Officer
Matt Zmigrosky, Executive Vice President, General Counsel and Secretary
Email:	KVantHof@DiamondbackEnergy.com
MZmigrosky@DiamondbackEnergy.com

with a required copy to (which copy shall not constitute notice):

Wachtell , Lipton, Rosen & Katz 51 West 52nd Street
New York, NY 10019
Attention:	Zachary S. Podolsky
Email:	ZSPodolsky@wlrk.com

and

(iii) if to the Company prior to the Closing, to:

Sitio Royalties Corp. 1401 Lawrence Street, Suite 1705
Denver, Colorado 80202
Attention:	Chris Conoscenti
Brett Riesenfeld
Email:	chris.conoscenti@sitio.com
brett.riesenfeld@sitio.com

with a required copy to (which copy shall not constitute notice):

Vinson & Elkins L.L.P. 845 Texas Avenue, Suite 4700
Houston, Texas 77002
Attention:	Douglas E. McWilliams
Benjamin R. Barron
Email:	dmcwilliams@velaw.com
bbarron@velaw.com

6.8 No Partnership, Agency or Joint Venture. This Agreement is intended to create, and creates, a contractual relationship and is not intended to create, and does not create, any agency, partnership, joint venture, any like relationship between the parties hereto or a presumption that the parties are in any way acting in concert or as a group with respect to the obligations or the transactions contemplated by this Agreement.

6.9 Miscellaneous. The provisions set forth in Sections 9.4 (Rules of Construction), 9.5 (Counterparts), 9.6 (Entire Agreement; Third Party Beneficiaries) (subject to Section 2.3 hereof), 9.7 (Governing Law; Venue; Waiver of Jury Trial), 9.8 (No Remedy in Certain Circumstances), 9.9 (Assignment) and 9.10 (Specific Performance) of the Merger Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement, mutatis mutandis.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have executed or caused this Agreement to be executed in counterparts, all as of the day and year first above written.

VIPER ENERGY, INC.

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	Chief Executive Officer

SITIO ROYALTIES CORP.

By:	/s/ Christopher L. Conoscenti
Name:	Christopher L. Conoscenti
Title:	Chief Executive Officer

NEW COBRA PUBCO, INC.

By:	/s/ Matt Zmigrosky
Name:	Matt Zmigrosky
Title:	Secretary

[Signature Page to Parent Support Agreement]

HOLDERS:

DIAMONDBACK ENERGY, INC.

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	Chief Executive Officer

DIAMONDBACK E&P LLC

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	Chief Executive Officer

ENDEAVOR ENERGY RESOURCES, L.P.

By:	/s/ Kaes Van’t Hof
Name:	Kaes Van’t Hof
Title:	Chief Executive Officer

[Signature Page to Parent Support Agreement]